P R E S S   R E L E A S E

                                                           For Immediate Release
                                                                November 8, 1999
CONTACT:
Mr. Ben Nyland
Workfire.com, Inc.
480-367-1764



               WORKFIRE.COM ANNOUNCES FINANCIAL ADVISORY AGREEMENT
                             AND SHARE DISTRIBUTION


SCOTTSDALE, Ariz.--(BUSINESS WIRE)--Nov. 5, 1999--Workfire.com Inc. (OTC BB:WKFR) today announced that it has entered into an agreement with a financial advisory firm to provide private financing for its subsidiary Workfire.com (Nevada). Details regarding the financing have not yet been finalized; details are expected to be announced later in November.

As a result of obtaining the financial commitment, the board of directors of Workfire.com Inc. (the parent company) has approved a resolution to distribute all of the shares of Workfire.com (Nevada) owned by the parent, pro rata to the parent company's shareholders. The share distribution will be made to shareholders of record as at the close of business on November 12, 1999.

The board has also approved a resolution to change the name of the parent company upon completion of the share distribution. The parent company will concurrently seek approval for a new stock trading symbol. Both the new name and symbol will be announced in the near future.

ABOUT WORKFIRE.COM INC.
The parent company, Workfire.com, Inc., is a publicly traded company based in Scottsdale, Arizona.

ABOUT WORKFIRE.COM (NEVADA)
Workfire.com (Nevada) is a wholly owned subsidiary of Workfire.com, Inc. It is based in Scottsdale, Arizona, with development offices in Kelowna, British Columbia, Canada. Workfire.com (Nevada)'s mission is to bring to market superior software products that dramatically improve the performance of the Internet and increase the profitability of businesses online. For more information and a demonstration of the Workfire Server, visit www.workfire.com on the Web.

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Statements regarding financial matters in this press release other than historical facts are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. The company intends that such statements about the company's future expectations, including future revenues and earnings, and all other forward-looking statements be subject to the safe harbors created thereby. Since these statements (future operational results and sales) involve risks and uncertainties and are subject to change at any time, the company's actual results may differ materially from expected results.

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